Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 (No. 333-XXXXX) of Tyson Foods, Inc. of our report dated March 19, 2001, except as to Note U which is as of March 29, 2001, relating to the financial statements of IBP, inc., which appears in the Current Report on Form 8-K/A of Tyson Foods, Inc. dated August 4, 2001, as amended. We also consent to the reference to us under the heading "Experts" in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Omaha, Nebraska
January, 16, 2002